UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 17, 2009

SUNGRO MINERALS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53157	98-0546544
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

7445 132nd Street, Suite 2008, Surrey, BC Canada V3W 5S8
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (604) 681-3611

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Sungro Minerals Inc. (“Sungro”) has entered into an amendment agreement dated for reference September 17, 2009 (the “Amendment Agreement”), amending the Mineral Agreement (the “Mineral Agreement”) dated August 27, 2009 between Sungro and certain individual owners of 331 unpatented lode mining claims situated in Inyo County, California, known as the "Conglomerate Mesa Claims". Under the terms of the Amendment Agreement Sungro advanced amounts of $52,840 to the individual owners in consideration of which the owners agreed to extend the closing date of the Mineral Agreement to September 30, 2009. Amounts advanced by Sungro to the owners in connection with the Amendment Agreement were used to pay for the claim maintenance fees to extend the Conglomerate Mesa Claims and are credited towards Sungro’s annual exploration expenditures upon closing of the transaction. Prior to entering into the Amendment Agreement, Sungro received an unsecured bridge loan of $100,000 from a third party lender to secure payment of the claim maintenance fees and for ongoing working capital expenses.

Closing of the acquisition of the Conglomerate Mesa claims, is subject to the following conditions: payment to the owners of $200,000 upon closing of the transaction and a further amount of $150,000 on August 1, 2010, $200,000 on August 1, 2011, and instalments of $250,000 commencing on August 1 of each year thereafter (subject to increase based on positive increases to the consumer price index); issuance to the owners of 2,500,000 shares of our common stock in instalments; the grant to the owners of a production royalty consisting of 4% of the net smelter returns on sale proceeds received by us from the sale of minerals from the property; our company expending a minimum of $100,000 annually on exploring, prospecting or developing the property; receipt of a title opinion reflecting ownership of the claims; and receipt of all required regulatory approvals. The issuance to the owners of 2,500,000 shares of Sungro’s common stock is, further subject to either the expiration of current temporary cease trade order from the British Columbia Securities Commission or, if any further extension is granted by the Commission, a variation of such extension to permit the issuance of the 2,500,000 shares. There is no assurance that the transaction will be completed as planned or at all.

A copy of Amendment No. 1 to Mineral Agreement is filed as Exhibit 10.2 to this current report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 21, 2009 Mal Bains resigned as our Chief Financial Officer and we appointed Erwin Vahlsing, Jr. as our Chief Financial Officer to fill the vacancy. Mr. Vahlsing is a financial executive with domestic and international experience managing finance departments in the manufacturing, service, and construction industries. Mr. Vahlsing has acted as Chief Financial Officer to ICOA, Inc. since 2001. He acted as a Consultant to E&M Advertising for SEC compliance and due diligence. Mr. Vahlsing received an MBA from the University of Rhode Island in 1986 and a Bachelors degree in Accounting from the University of Connecticut. There are no family relationships between our board of directors. Mr. Bains resignation as Chief Financial Officer was not as a result of any disagreement with Sungro’s operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
10.1	Mineral Agreement dated August 27, 2009 (attached as an exhibit to our Form 8-K filed on September 3, 2009)
10.2	Amendment No. 1 to Mineral Agreement dated September 17, 2009
99.1	News release dated September 18, 2009
99.2	News release dated September 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNGRO MINERALS INC.

By:	/s/ Mal Bains
Mal Bains
President
Dated: September 22, 2009